Exhibit 2.2

ARTICLES OF MERGER

MERGING

LANTIS ACQUISITION CORP.
A WYOMING CORPORATION

WITH AND INTO

TAG MINERALS INC.
A WYOMING CORPORATION

Pursuant to Section 17-16-1106 of the Wyoming Business Corporation Act

TAG Minerals Inc. (the “Target”), does hereby certify as follows:

FIRST:  Lantis Acquisition Corp. (the "Company") is a corporation duly organized and existing under the laws of the State of Wyoming and the Target is a corporation duly organized and existing under the laws of the State of Wyoming.

SECOND:  An Agreement and Plan of Reorganization dated April 22, 2011, setting forth the terms and conditions of the merger of the Company with and into the Target (the “Merger”), has been approved, adopted, certified, executed and acknowledged by the shareholders of the Target and the Company in accordance with Section 17-16-1104 of the Wyoming Business Corporation Act.

THIRD: The name of the surviving entity in the Merger (the “Surviving Entity”) shall be TAG Minerals Inc.

FOURTH:  The articles of incorporation of the Surviving Entity shall be the articles of incorporation of the Target.

FIFTH:  These Articles of Merger shall be effective on May 23, 2011.

* * * * *

IN WITNESS WHEREOF, the Target has caused these Articles of Merger to be executed in its name as of May 18, 2011.

TAG MINERALS INC.

By:	/s/ Al Pietrangelo
Name: Al Pietrangelo
Title: President